REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 BIORELEASE CORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                         88-0218411
-------------------------------                    ----------------------------
(State or other jurisdiction of                    (I. R. S. Employment Number)
 incorporation or organisation)

                    CONSULTANT STOCK ISSUED JANUARY 30, 2001
      CONSULTING STOCK AWARD TO R. BRUCE REEVES, JOHN LOWY, KEVIN MCGUIRE,
                     RICHARD F. SCHUBERT & RICHARD WHITNEY
      --------------------------------------------------------------------
                              (Full title of Plan)

       R. BRUCE REEVES 340 GRANITE STREET, SUITE 200, MANCHESTER, NH 03102
       --------------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                 (603) 641-8443
          ------------------------------------------------------------
          (Telephone number including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


                        Proposed Maximum Proposed Maximum

Title of Securities      Amount to be    Maximum Offering     Aggregate Offering
To be Registered        Registered (1)   Price per Share       Offering Price
--------------------------------------------------------------------------------
Common Stock (1)          5,800,000           $ 0.02            $ 11,600.00


(1) The amount represents an aggregate of 5,800,000 shares of Common Stock, to be issued for services rendered to the Company.




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

         PART I.           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan (s) Information.

         The information required in Part I includes minutes of board meeting of the Company dated January 30, 2001 and letter agreement from John Lowy dated January 19, 2001 representing services rendered for shares in the Company.

         PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The Registrant is subject to the information requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports with the Securities and Exchange Commission ("The Commission"). The documents listed below are hereby incorporated by reference in this Registration Statement on form S-8; and all documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities and remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of the filings of such documents.

(a) The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 2000 and

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2000 and

(c) The description of the Common Stock, which is contained in the registration statement filed under the Exchange Act, including any amendment or report, filed for the purpose of updating such description.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interest of Named Experts and Counsel

         The validity of the authorisation and issuance of the Common Stock will be passed upon by John B. Lowy, P. C., Suite 403, 645 Fifth Avenue 4th Floor, New York, New York 10022.


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

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or preceding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent or another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suite or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation. Here an officer or director is successful on the merits or otherwise in the defense of any action referred to above; the corporation must indemnify him against the expenses, which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under a corporation's by-laws, an agreement, vote or otherwise.

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article EIGHT of the Registrant's Certificate of Incorporation, as amended, sets forth the extent to which directors and officers of the Registrant may be indemnified against liabilities which they incur in their capacities as directors or officers of the Registrant. Article EIGHT also provides that director or the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent such limitation is permitted by the Delaware General Corporation Law.

Article V of the Company's By-laws provides as follows:

The corporation shall indemnify any and all of its Directors or Officers or former Directors or Officers or any person who may have served at its request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made party, or they, by reason of being or having been Directors of Officers or a Director or Officer of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suits or proceedings to be liable for negligence or misconduct, in the performance of duty. Such indemnification shall not be deemed exclusive by any others' rights to which those indemnified may be entitled, under By-law, agreement, vote of stockholder or otherwise.

Item 7.  Exemption from Registration Claimed

         Not applicable.

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

Item 8.  Exhibits

4.1      Certificate of Incorporation of the Registrant (1)

4.2 Amendment to Certificate of Incorporation of the Registrant changing the name of the Corporation to Biorelease Corp. (1)

4.3      By-laws, as amended, of the Registrant (1)

                  OTHER EXHIBITS

4.4 The Consulting Agreement dated January 19, 2001 from the law office of John Lowy describing the services performed for stock registered hereunder.

4.5 Minutes of Board Meeting dated January 30, 2001 regarding the issuance and registration of these Lowy shares plus shares to Officers and Directors as of January 1, 2001.

--------------------------
(1) Previously filed with the Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, as amended, File No. 33-43976 that was originally filed with the Commission November 14, 1991.

Item 9.  Undertakings

1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


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

4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







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

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorised, in Manchester, New Hampshire, on the date set forth below.

                                                   BIORELEASE CORP.

Dated: January 31, 2001                       By:  /s/ Richard F. Schubert
                                                   -----------------------
                                                   Richard F. Schubert, Chairman

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.


SIGNATURES                     TITLE                            DATE

/s/ R. Bruce Reeves    President and Principal Executive        January 31, 2000
-------------------    Officer and Director
R. Bruce Reeves

/s/ Kevin T. McGuire   Treasurer and Principal Financial and    January 31, 2000
--------------------
Kevin T. McGuire

/s/ Richard Whitney    Director                                 January 31, 2000
-------------------
Richard Whitney







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